                                                                  EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                             ASPEC TECHNOLOGY, INC.

         Aspec Technology, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY as follows:

         FIRST: The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of ARTICLE IV of the Certificate of Incorporation in its present form and substituting therefore the new first paragraph of ARTICLE IV as follows:

                  "This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock ("Common") and Preferred Stock ("Preferred"). The total number of shares of Common this Corporation shall have authority to issue is 75,000,000 with a par value of $0.001 per share. The total number of shares of Preferred this Corporation shall have authority to issue is 5,130,385 with a par value of $0.001 per share, 130,385 of which shares are hereby designated as Series A Redeemable Preferred Stock (the "Series A Preferred") and 5,000,000 of which shares shall initially be undesignated as to series. Upon the filing of this Certificate of Amendment of the Certificate of Incorporation, each share of Common Stock of the Corporation outstanding immediately prior to such filing shall be reconstituted as and converted into two shares of Common Stock."

         SECOND: The amendment to the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL by (a) the Board of Directors of the Corporation having duly adopted a resolution setting forth such amendment and declaring its advisability and submitting it to the stockholders of the Corporation for their approval, and (b) the stockholders of the Corporation having duly adopted such amendment by vote of the holders of a majority of the outstanding stock entitled to vote thereon at a special meeting of stockholders called and held upon notice in accordance with Section 222 of the DGCL.

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment to be signed by Conrad J. Dell'Oca, its President and Chief Executive Officer, and attested by Jeffrey D. Saper, its Secretary, on March __, 1997.

                                    ASPEC TECHNOLOGY, INC.


                                    By:
                                       ------------------------------------
                                       Conrad J. Dell'Oca
                                       President and Chief Executive Officer

ATTEST:

-------------------------
Jeffrey D. Saper
Secretary